Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

DISTRIBUTION SERVICES AGREEMENT

This Distribution services Agreement (“Agreement”) is entered into as April 1, 2005 (Execution Date) by and between Collagenex Pharmaceuticals Corporation, a Delaware corporation with its principal place of business located at 41 University Drive, Newtown, Pa 18940 (“Customer”), and Cardinal Health* with its principal place of business located at 7000 Cardinal Place, Dublin, Ohio 43017 (“Service Supplier”).

RECITALS

WHEREAS, Service Supplier provides services including but not limited to logistics and inventory management services, administrative services, and financial services; and, Customer wishes to purchase such services from Service Supplier; and

WHEREAS, Service Supplier is willing to provide and Customer desires certain additional services to Customer as needed and agreed upon by both parties.

WHEREAS, Customer and Service Supplier desire to assure adequate availability of supply and inventory management of Products.

NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

Definitions

1.1.	“Products” means all current and future ethical pharmaceutical products, bearing Customer’s label and packaging, which Customer sells to wholesale customers in the United States. (see current price list).

1.2.	“Aggregate Inventory” means, at any given time, the total of Products in units that Service Supplier as on hand at all of its storage and/or distribution facilities and that Service Supplier has on order from Customer

1.3.	“Confidential Information” means the confidential information described in Section 4.2.

1.4.	“Providers” means the purchaser(s) of Products from Service Supplier in the United States.

1.5.	“Average Weekly Movement” means, at any given time, the total quantity of Products in units (by NDC number) sold by Service Supplier to Providers over the immediately preceding eight (8) weeks divided by eight (8).

1.6.	“Execution Date” means the date of full execution of this Agreement.

1.7.	‘Effective Date” means April 1, 2005.

1.8.	Inventory and Sales Reports” means the reports described in Sections 2.3

1.9.	“New Price” means the wholesale acquisition cost (“WAC”) charged by Customer after the effective date and time of a price change instituted by Customer at any time following the Effective Date of this Agreement.

1.10.	“Old Price” means the WAC charged by Customer immediately preceding the institution of a New Price.

ARTICLE 2

Services

General – Customer agrees to compensate Service Supplier for each of the services described below in accordance with the fee structure contained on Schedule A.

2.1.	Base Distribution Services.

1.	Sophisticated ordering technology

2.	Daily consolidated deliveries to providers

3.	Emergency shipments to providers 24/7/365

4.	Consolidated accounts receivable management

5.	Contract and Chargeback administration

6.	Returns processing

7.	Customer Service support

8.	Adequate working inventories to meet customer needs and service levels

9.	Licensed, environmentally controlled, PDMA compliant, secure facilities

2.2	Inventory Management Services.

1.	Inventory Levels. During the term of this Agreement, Service Supplier will use best efforts to maintain Aggregate Inventory levels of no less than [**] weeks and no more than [**] weeks on all Products.

2.	Purchase Limits. Customer agrees to ship all Service Supplier purchase orders in full. Customer has the right to question any orders that exceed [**]% of Service Supplier’s Average Weekly Movement and has the right to cancel any quantities that Service Supplier is not able to provide reasonable justifications and/or explanations.

3.	Product Availability. Service Supplier and Customer will jointly use best efforts to minimize product shortages and maximize product availability by agreeing to the following:

•	Service Supplier will institute an automated balancing system on Customer Products in order to optimize the use of existing inventories across the entire Service Supplier network, including brokerage.

•	During backorder situations and limited product availability and upon Customer’s request, Service Supplier will implement more frequent order and receiving cycles to help reduce inventory requirements.

2.3	Data / Reporting Services. Service Supplier shall prepare inventory reports detailing the status of its Aggregate Inventory of Products (“Inventory Reports”) and movement of Products (“Sales Reports”) by NDC number for the duration of this Agreement. Service Supplier shall provide Customer with such Inventory Reports weekly, or daily upon request, and Sales Reports monthly. All such Inventory and Sales Reports shall be transmitted in EDI 852 and EDI 867 formats, respectively and shall include such information as reasonably requested by Customer, including but not limited to the following:

(a)	On hand inventory level by distribution center; and

(b)	On order inventory level by distribution center; and

(c)	Sales out by distribution center

Service Supplier may, due to contractual requirements, be required to block certain data in the 867’s that discloses Provider identity. This may include Provider name and DEA number, and any other data that would identify a Provider.

Within thirty (30) days after entering into this Agreement, the parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis. In the event that critical internal support systems and electronic communication links including EDI, are not available for 5 business days, the parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other’s business.

2.4	Service Level. Service Supplier agrees to use its best commercial efforts to service provider orders for Products at a [**]% service level. Service Level will be calculated according to Service Supplier’s then current, standard adjusted service level report. In addition, Service Supplier will allow Customer the opportunity, with advanced written notice, to add up to [**] additional weeks of inventory beyond the inventory levels defined in Section 2.2.1 in order to ensure maximum service levels. Customer will be entitled to this opportunity one time per quarter.

2.5	Provider Order Monitoring. During the term of this agreement Service Supplier will implement processes and procedures to monitor Provider order patterns. Service Supplier and Customer will agree upon parameters which may represent speculative buy activity. Any orders that meet the agreed upon parameters will be investigated by Service Supplier and the outcome reported to Customer. If it is determined that a Provider is speculating, additional steps will be implemented to limit Provider purchases to reasonable levels.

2.6	New Product Launch Support. Service Supplier will provide guaranteed support for future Customer new product launches. Support will consist of the following:

a.	Stocking each distribution center with quantities as reasonably determined by Customer, in no case to exceed [**] days of anticipated demand.

b.	Providing daily sales out reports for the first [**] days of product launch

c.	Providing automatic distribution to participating or targeted pharmacies on qualified products through Service Supplier’s First Script Program.

2.7	Purchase Requirement. Service Supplier agrees to purchase [**]% of its requirements of Customer Products directly from Customer.

2.8	Payment Terms. [**] percent ([**]%), [**] days from the date of the invoice.

ARTICLE 3

Term and Termination; Remedies

3.1.	Term and Termination. This Agreement shall remain in full force and effect from the Effective Date, April 1, 2005, through March 31, 2008 unless terminated by either Customer and/or Service Supplier, as the case may be, upon the earlier of (a) the mutual written agreement of Customer and Service Supplier; or (b) a breach by Customer or Service Supplier of any of the terms of this Agreement that is not cured within [**] days of written notification thereof by the non-breaching party; or (d) the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against Customer or Service Supplier, or the assignment of Customer’s or Service Supplier’s assets for the benefit of creditors.

ARTICLE 4

Miscellaneous

4.1.	Nature of Relationship. The relationship between Customer and Service Supplier is that of service buyer-seller, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the parties. Nothing contained in this Agreement shall be construed as giving Service Supplier any exclusive rights as a wholesaler of Products, whether in any territory or with respect to any class of customers for Products. Customer reserves the right to appoint additional distribution service suppliers and to sell directly to customers, including without limitation, the U.S. Government (including any agencies, departments or services thereof), qualifying tax-supported and non-profit institutions, mail service and other retail providers, and such other accounts as Customer deems appropriate.

4.2.	Confidentiality. During the term of this Agreement, each party, its respective agents, employees and representatives (collectively, the “receiving party”) may receive or have access to confidential materials and information of the other party (the “disclosing party”). All such materials and information (including, but not limited to the terms of this Agreement, Products information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as “Confidential Information” and constitute the property of the disclosing party. During the term hereof and for a period of one (1) year thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party’s prior written consent, excepting those (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party’s performance of this Agreement, (b) disclosures which are required by law, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations.

Upon termination of this Agreement (for any reason) each party will promptly: (i) return to the other party all documentation and other materials (including copies of original documentation or other materials) containing any confidential information of the other party; or (ii) certify to the other party, pursuant to a certificate in form and substance reasonably satisfactory to the other party, as to the destruction of all such documentation and other materials.

4.3.	Assignment and Delegation. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement without such consent to an Affiliate. For the purpose of this Section 4.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with Service Supplier or Customer as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

4.4.	Governing Law. Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Delaware, without regard to any conflicts of laws’ rules.

4.5.	Severability; Waiver. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. Either party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

4.6.	Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the State of the Ohio Uniform Commercial Code.

4.7.	Force Majeure. Neither party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. For purposes of this Agreement, force majeure means a condition which results from causes beyond a party’s reasonable control, including, but not limited to, acts of God, acts of the other party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid, or inability to obtain labor, materials or manufacturing facilities. If either party is affected by a force majeure event, such party shall, within 10 days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

4.8.	Notices. All notices to either party (each a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other party):

If to Service Supplier, to:	Cardinal Health
7000 Cardinal Place
Dublin, OH 43017
Attention: General Counsel
Telecopier No.: 614-757-6948

If to Customer, to:	Collagenex Pharmaceuticals Corporation
Attention: Frank Ruffo, Sr. Director Finance, Controller
Telecopier:215-579-8577

4.9.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes the Inventory Management Agreement dated June 16, 2003 and all prior contracts, agreements and understandings between the parties whether written or oral with regard to the subject matter hereof. This Agreement may not be amended except in writing signed by authorized representatives of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

Collagenex Pharmaceuticals Corporation		Cardinal Health

By:	/s/ David Pfeiffer	By:	/s/ Jim Scott
Name:	David Pfeiffer	Name:	Jim Scott
Title:	Sr. V.P., Sale & Marketing	Title:	S VP, Purchasing

EDI Contact Person:		EDI Contact Person:

Name:	F. Ruffo	Name:	Debbie Lake
E-mail:	fruffo@collagenex.com	E-Mail:	Debbie.lake@cardinal.com
Phone:	215-579-7388	Phone:	614-757-3532

*	The term “Cardinal Health” shall include the following affiliated operating companies: Cardinal Health 110, Inc., formerly known as Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health 106, Inc., formerly known as James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Cardinal Health 103, Inc., formerly known as Cardinal Southeast, Inc., a Mississippi corporation (Richland, Mississippi); Cardinal Health 100, Inc., formerly known as Bindley Western Industries, Inc., an Indiana corporation (Indianapolis, Indiana); Cardinal Health 104, LP f/k/a Service Supplier Distribution, L.P., an Ohio limited partnership (Dublin, Ohio) Cardinal Health 107, Inc., formerly known as National Pharmpak Services, Inc., an Ohio corporation, , and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI.

SCHEDULE A

Service Fee: A Service Fee of [**]% will be calculated and paid quarterly based on the total volume of all Products purchased by Service Supplier, including brokerage, from Customer during that quarter valued at the Customers invoiced price at the time the Product was purchased. Customer shall pay such fees no later than [**] days after the end of each calendar quarter. All such fees will be paid to Service Supplier in the form of a credit memo or a check, at the Customers discretion. For purposes of this Agreement a “calendar quarter” shall mean the following consecutive three calendar month periods: January 1 – March 31, April 1 – June 30, July 1 – September 30 and October 1 – December 31

Service Fee Credits: Customer will receive credit towards the Service Fee for the following items:

a. [**] (defined as [**] through the Effective Date.

b. [**] or any other method, excluding those that are intended for Service Supplier’s Providers.

Returns Allowance: In consideration of Service Supplier agreeing not to send any returned Product to Customer, Customer shall pay Service Supplier a Returns Allowance of [**]% and will be calculated and paid quarterly based on the total volume of all Products purchased by Service Supplier, including brokerage, from Customer during that quarter valued at the Customers invoiced price at the time the Product was purchased. Customer will provide Service Supplier with credit detail of product returned to Customer in order to allow Service Supplier the ability to issue its Providers appropriate credit. Customer shall pay such fees no later than [**] days after the end of each calendar quarter. All such fees will be paid to Service Supplier in the form of a credit memo or a check, at the Customers discretion. For purposes of this Agreement a “calendar quarter” shall mean the following consecutive three calendar month periods: January 1 – March 31, April 1 – June 30, July 1 – September 30 and October 1 – December 31. Actual credit memos issued to Service Supplier for product returns to Customer, if any, and the associated service charges incurred by the Customer to process Service Supplier returns, if any, that are processed by the Customer on behalf of Service Supplier shall be deducted on a quarterly basis from the returns allowance earned by the Service Supplier.